Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS

MOSINEE, WI – April 26, 2010 – Wausau Paper (NYSE:WPP) today reported that during the second quarter:

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Net earnings were $0.11 per share compared to a loss of $0.04 per share a year ago.

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Excluding special items, adjusted quarterly earnings were $0.07 per share compared to $0.15 per share last year.

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Both Tissue and Paper segments posted solid results in the face of year-over-year fiber cost increases equivalent to $0.28 per share.

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The company completed refinancing plans by replacing its revolving credit facility with a four-year $125 million agreement.

The company reported second-quarter net earnings of $5.6 million, or $0.11 per share, compared with a net loss of $1.9 million, or $0.04 per share, in the prior year.  Net sales increased 1 percent to $265.6 million, as shipments declined 5 percent to 168,000 tons due primarily to anticipated volume reductions associated with the May 2009 closure of a paper mill in Jay, Maine.

Second-quarter results include after-tax gains of $2.3 million, or $0.05 per share, from the sale of timberlands.  Prior-year results included after-tax charges of $13.4 million, or $0.27 per share, related to facility closures; after-tax gains of $3.6 million, or $0.07 per share, related to a tax credit for the use of alternative fuel mixtures; and after-tax gains of $0.4 million, or $0.01 per share, related to the sale of timberlands. Excluding these items, adjusted second-quarter net earnings were $3.3 million, or $0.07 per share, compared with net earnings of $7.5 million, or $0.15 per share, last year.  Adjusted net earnings for the first six months of 2010 were $7.4 million, or $0.15 per share, compared with prior-year earnings of $10.9 million, or $0.22 per share.  Adjusted net earnings is a non-GAAP measure and three-month and six-month results are reconciled to GAAP earnings below.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

GAAP Net Earnings (Loss) Per Share	$0.11	$(0.04)	$0.17	$(0.07)
Gain on Sale of Timberlands	(0.05)	(0.01)	(0.05)	(0.01)
Income Tax Law Change (1)	–	–	$0.02	–
Facility Closure Charges (2)	–	0.27	–	0.33
Alternative Fuel Mixture Excise Tax Credit	–	(0.07)	–	(0.07)
Capital Related Expenses (3)	–	–	–	0.04

Adjusted Net Earnings Per Share	$0.07	$0.15	$0.15	$0.22

Note:  Totals may not foot due to rounding differences

  (1) Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

  (2) Charges related primarily to the 2009 closure of the Paper segment’s mill in Jay, Maine, and converting operation in Appleton, Wisconsin.

  (3) Expenses associated with the 2009 towel machine rebuild at the Tissue segment’s Middletown, Ohio, mill and start-up of a Paper segment distribution center in Bedford Park, Illinois.

Commenting on second-quarter results, Thomas J. Howatt, president and CEO, said, “Our businesses remain on track despite facing weak economic conditions with Tissue posting solid product mix gains and Paper benefitting from recent capital investments and the repositioning of capacity in growth-oriented technical markets.  The actions we’ve taken in recent years have positioned us to achieve a measure of earning stability through a period of rapidly escalating record-high market pulp prices.”  Mr. Howatt continued, “Pulp prices are expected to moderate over the second half of 2010.  While this will benefit near-term results, we remain focused on driving long-term earnings growth through continued execution of our core market strategies.  At the same time, stable cash flows, modest debt levels and recently completed financing arrangements have positioned us to invest strategically in our businesses to drive increased shareholder value.”

SEGMENT RESULTS

The Tissue segment posted second-quarter operating profit of $10.5 million compared with record second-quarter profit of $13.8 million last year.  Scheduled maintenance at the segment’s Middletown, Ohio, paper mill and increased fiber costs account for most of the year-over-year decline in profitability. Net sales increased 3 percent on steady shipments while demand remained nearly flat in the away-from-home towel and tissue market.  The segment continues to make meaningful product mix improvement, strategically growing the company’s environmentally preferable Green Seal™-certified product line, shipments of which increased 9 percent in the quarter.

The Paper segment reported a second-quarter operating profit of $1.4 million compared with an operating loss of $9.8 million last year, which included pre-tax charges of $21.4 million related to facility closures and pre-tax gains of $5.7 million from an alternative fuel mixture tax credit.  Excluding these items, adjusted prior-year second-quarter operating profit was $5.9 million.  Significant gains in product mix and price partially offset $19 million of fiber cost increases and scheduled maintenance at the Rhinelander, Wisconsin, paper mill.  Net sales increased 1 percent while shipments declined 7 percent, reflecting anticipated volume reductions associated with the May 2009 closure of the Jay mill.  With product pricing initiatives implemented and market pulp prices likely to moderate, profitability is expected to improve over the second half of the year.  The previously announced $27 million paper machine rebuild at Brainerd, Minnesota, remains on-schedule for a first-quarter 2011 completion, providing the manufacturing flexibility to leverage profitable growth in the global tape market while continuing to serve the print and color sector.

TIMBERLAND SALES

The company sold 2,200 acres of timberlands in the second quarter for an after-tax gain of $2.3 million.  Approximately 10,000 acres of non-strategic timberlands remain in the sales program.

FINANCING ACTIVITY

On June 23, 2010, the company entered into a $125 million revolving credit agreement, retiring a $165 million facility scheduled to expire in July 2011.  The new agreement carries an initial annual facility fee of 42.5 basis points as well as an initial interest rate of LIBOR plus 195 basis points on borrowed funds. In conjunction with the $50 million senior note and $125 million private shelf agreement completed earlier this year, the new facility provides the credit capacity necessary to meet operational needs and the flexibility to pursue strategic growth alternatives.

OUTLOOK

Commenting on the third-quarter outlook, Mr. Howatt said, “We continue to make progress in our efforts to enhance the long-term competitiveness and profitability of our businesses and expect substantial margin expansion at Paper and continued solid returns from Tissue in the third quarter.  At the same time, sluggish economic conditions and high market pulp prices will remain a factor.”  Mr. Howatt continued, “As a result, we estimate third-quarter 2010 net earnings in the range of $0.13 to $0.15 per share, exclusive of timberland sales gains.”  Adjusted for restructuring charges, tax credits and gain on the sale of a non-core yeast business, third quarter 2009 earnings were $0.23 per share.

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday July 27, and can be accessed through the Company’s website at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through August 5.

About Wausau Paper:

Wausau Paper produces and markets fine printing and writing and technical specialty papers and "away-from-home" towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended June 30, 2010

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Net sales	$ 265,621	$ 262,174	$ 521,483	$ 500,945
Cost of sales	235,109	238,553	463,987	457,076
Gross profit	30,512	23,621	57,496	43,869
Selling & administrative expenses	19,707	20,514	38,880	39,545
Restructuring	–	3,101	–	3,890
Operating profit	10,805	6	18,616	434
Interest expense	(1,865)	(3,069)	(3,166)	(5,728)
Other income (expense), net	43	(1)	171	65
Earnings (loss) before income taxes	8,983	(3,064)	15,621	(5,229)
Provision (credit) for income taxes	3,414	(1,149)	7,137	(1,961)

Net earnings (loss)	$ 5,569	$ (1,915)	$ 8,484	$ (3,268)

Net earnings (loss) per share (basic and diluted)	$ 0.11	$ (0.04)	$ 0.17	$ (0.07)
Weighted average shares outstanding – basic	48,967	48,840	48,959	48,825
Weighted average shares outstanding – diluted	49,257	48,840	49,242	48,825

Condensed Consolidated Balance Sheets (Note 1)	June 30,	December 31,
	2010	2009
Current assets	$ 238,768	$ 226,960
Property, plant, and equipment, net	378,634	379,483
Other assets	49,407	48,658
Total Assets	$ 666,809	$ 655,101

Current liabilities	$ 131,481	$ 134,838
Long-term debt	124,801	117,944
Other liabilities	173,463	176,897
Stockholders’ equity	237,064	225,422
Total Liabilities and Stockholders’ Equity	$ 666,809	$ 655,101

Condensed Consolidated Statements	Six Months
of Cash Flow (unaudited)	Ended June 30,
	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$ 8,484	$ (3,268)
Provision for depreciation, depletion, and amortization	28,103	46,976
(Gain) loss on sale of assets	(4,625)	73
Deferred income taxes and other non-cash items	(405)	(1,300)
Changes in operating assets and liabilities:
Receivables	408	(9,626)
Inventories	(10,769)	26,267
Accounts payable and other liabilities	(7,908)	(1,857)
Other	(6,171)	(4,447)
Net cash provided by operating activities	7,117	52,818

Cash flows from investing activities:
Capital expenditures	(15,926)	(31,231)
Proceeds from property, plant, and equipment disposals	4,919	900
Net cash used in investing activities	(11,007)	(30,331)

Cash flows from financing activities:
Net payments of commercial paper	(9,979)	(7,500)
Net payments under credit agreement	(33,000)	(8,110)
Issuances of notes payable	50,000	–
Payments under note payable obligation	(28)	(16)
Dividends paid	(4)	(4,151)
Proceeds from stock option exercises	229	–
Net cash provided by (used in) financing activities	7,218	(19,777)

Net increase in cash & cash equivalents	$ 3,328	$ 2,710

Note 1.  Balance sheet amounts at June 30, 2010, are unaudited.  The December 31, 2009, amounts are derived from audited financial statements.

Note 2.  In the first quarter of 2010, we recorded additional income tax charges of $1.2 million related to the passage of the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010, which eliminated the income tax deduction for federal subsidies received for providing retiree prescription drug benefits.

Note 3.  In 2009, we were eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit was equal to $0.50 per gallon of alternative fuel contained in the mixture and was refundable in cash.  The cost of sales for the three and six months ended June 30, 2009, included net pre-tax credits of $5.7 million.

Note 4.  In March 2009, we announced plans to permanently shut down all operations at our Paper segment’s Jay, Maine mill.  The shut down of the mill was completed in May 2009.  The cost of sales for the three and six months ended June 30, 2009, included $17.9 million and $21.2 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and six months ended June 30, 2009, were $2.8 million and $3.3 million, respectively.  No closure charges were incurred in 2010.

Note 5.  In December 2008, we announced plans to permanently close our Paper segment’s converting operations at our Appleton, Wisconsin facility.  The closure of the Appleton facility was completed in December 2009.  The cost of sales for the three and six months ended June 30, 2009, included $0.4 million and $0.8 million, respectively, in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.1 million and $0.3 million for the three and six months ended June 30, 2009.  No closure charges were incurred in 2010.

Note 6. Interim Segment Information

In September 2009, we announced plans to consolidate our Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The consolidation became effective on January 1, 2010, and did not impact the organization of the Tissue business segment.  We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Paper and Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Paper segment produces specialty and fine printing and writing papers within five core markets –Food, Tape, Print & Color, Liner, and Industrial.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.  The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Following is asset information, sales, operating profit (loss), and other significant items by segment.  The asset information, sales, operating profit, and other significant items for 2009 have been restated to show the information in accordance with the segment structure that became effective January 1, 2010.

(in thousands, except ton data)	June 30,	December 31,
	2010	2009
Segment assets (Note 1)
Paper	$ 418,672	$ 410,901
Tissue	212,465	215,607
Corporate & Unallocated*	35,672	28,593
	$ 666,809	$ 655,101

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Net sales external customers (unaudited)
Paper	$ 179,036	$ 178,048	$ 355,031	$ 343,042
Tissue	86,585	84,126	166,452	157,903
	$ 265,621	$ 262,174	$ 521,483	$ 500,945

Operating profit (loss) (unaudited)
Paper	$ 1,422	$ (9,806)	$ 3,444	$ (13,040)
Tissue	10,542	13,771	21,612	21,051
Corporate & Eliminations	(1,159)	(3,959)	(6,440)	(7,577)
	$ 10,805	$ 6	$ 18,616	$ 434

Depreciation, depletion, and amortization (unaudited)
Paper	$ 5,918	$ 23,734	$ 11,934	$ 32,547
Tissue	7,530	7,100	14,939	13,571
Corporate & Unallocated	684	504	1,230	858
	$ 14,132	$ 31,338	$ 28,103	$ 46,976

Tons sold (unaudited)
Paper	123,124	132,180	249,574	247,876
Tissue	44,564	44,684	86,332	83,679
	167,688	176,864	335,906	331,555

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.